Class B Conversion Agreement

This Class B Conversion Agreement (this “Agreement”) is entered into as of January 22, 2019, between Lithia Motors, Inc., an Oregon corporation (“Lithia”), and Sidney B. DeBoer (“DeBoer”).

Whereas, as of the date hereof, Lithia Holding Company, L.L.C. (“Lithia Holding”) owns 1,000,000 shares (the “Original Balance”) of Class B Common Stock of Lithia (“Class B Shares”); and

Whereas, as DeBoer has sole control of Lithia Holding; and

Whereas, DeBoer has indicated that if the shareholders of Lithia approve the amendment to the Transition Agreement to be presented at the special meeting of shareholders set for January 21, 2019, Lithia Holding would commit to converting its remaining shares of Class B Common Stock of Lithia into shares of Class A Common Stock (“Class A Shares”) over a fixed schedule to be completed by December 31, 2025; and

Whereas, on January 21, 2019, the shareholders of Lithia did approve the amendment to the Transition Agreement; and

Whereas, both DeBoer and Lithia recognize that converting the Class B Shares to Class A Shares and thereby eliminating the dual-class stock structure will address concerns that institutional investors have expressed, may allow Lithia’s common stock to be held by certain institutional investors whose investment policies do not permit them to invest in companies that have disparate voting rights in their capital structure, and is in keeping with more recent corporate governance trends; and

Whereas, enabling such institutional investors to invest in Lithia common stock should benefit all of Lithia’s shareholders;

Now, therefore, in the light of the foregoing and intending to be legally bound, the parties agree as follows:

1.    Agreement to Convert Class B Shares into Class A Shares. DeBoer will cause Lithia Holding to convert all of the Original Balance of Class B Shares into Class A Shares on this timetable:

a.	By December 31, 2020, DeBoer will cause Lithia Holding to convert at least 15% of the Original Balance of Class B Shares into Class A Shares;

b.
By December 31, 2022, DeBoer will cause Lithia Holding to convert at least another 15% of the Original Balance of Class B Shares into Class A Shares (for the avoidance of doubt, this means that at least 30% of the Original Balance of Class B Shares will be converted into Class A Shares by December 31, 2022);

c.
By December 31, 2024, DeBoer will cause Lithia Holding to convert at least another 15% of the Original Balance of Class B Shares into Class A Shares (for the avoidance of doubt, this means that at least 45% of the Original Balance of Class B Shares will be converted into Class A Shares by December 31, 2024);

d.	By no later than December 31, 2025, DeBoer will cause Lithia Holding to convert all that remains of the Original Balance of Class B Shares into Class A Shares.

2.    Effective Date. This Amendment shall become effective as of the date first written above.

3.    Dispute Resolution. IF A DISPUTE ARISES PURSUANT TO THIS AGREEMENT, THE PARTIES AGREE TO RESOLVE THE DISPUTES THROUGH BINDING ARBITRATION AS SET FORTH BELOW. THE PARTIES CONFIRM THAT BY AGREEING TO THIS ALTERNATE DISPUTE RESOLUTION PROCESS, THEY INTEND TO GIVE UP THEIR RIGHT TO HAVE ANY DISPUTE DECIDED IN COURT BY A JUDGE OR JURY.

Any and all disputes, claims, or controversies between the parties (“parties” specifically including, but not being limited to, any assignee of a party) arising out of or relating to this Agreement that are not otherwise resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS, or its successor, at JAMS’ office in Medford, Oregon (or, if none, at JAMS’ office in the United States which is closest to Medford, Oregon), pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1, et seq. The dispute shall be submitted to one Arbitrator, who shall have sole authority to determine procedural questions, such as arbitrability, standing, and real party in interest, as well as the merits of the claim.

Any party may commence the arbitration process by filing a written demand for arbitration with JAMS at the designated office and concurrently sending a copy to the other party or parties. The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect when the demand is filed. The parties to the dispute, claim, or controversy will cooperate with JAMS and each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The costs and fees of JAMS and of the arbitrator shall be borne equally by the parties to the dispute, claim, or controversy. The provisions of this paragraph are specifically enforceable by any court with subject matter jurisdiction sitting in Jackson County, Oregon. The prevailing party or parties shall be entitled to an award of its reasonable attorney fees and costs through every stage of the proceeding and in obtaining and enforcing any judgment. The arbitrator shall have sole discretion to determine which is the prevailing party or parties and the amount of reasonable attorney fees and costs.

4.    Notices. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to Lithia or to DeBoer at their last known addresses.

5.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

6.    Waiver/Amendment. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

7.    Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid or unenforceable, the remaining provisions shall continue to be fully effective. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

8.    Entire Agreement. This Agreement represents the entire agreement between the parties regarding the subject matter hereof. This Agreement supersedes any other prior oral or written agreement between the parties on the subject matter hereof.

9.    Assignment. DeBoer shall not assign or transfer any of DeBoer’s rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of their duties under the terms of this Agreement. Upon DeBoer’s death, DeBoer’s rights and obligations under this agreement shall inure to DeBoer’s heirs, executors, administrators or assigns. The rights and obligations of Lithia under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Lithia, regardless of the manner in which the successors or assigns succeed to the interests or assets of Lithia. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Lithia, by any merger, consolidation or acquisition where Lithia is not the surviving corporation, by any transfer of all or substantially all of Lithia’s assets or by any other change in Lithia’s structure or the manner in which Lithia’s business or assets are held. In the event of any merger, consolidation or transfer of assets, this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation to which the assets are transferred.

10.    Survival. The dispute resolution provisions of this Agreement shall survive after termination of this Agreement, and shall be enforceable regardless of any claim DeBoer may have against Lithia.

11.    Advice of Counsel. DeBoer acknowledges that, in executing this Agreement, DeBoer has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party be reason of the drafting or preparation hereof. DeBoer acknowledges that the Company is not providing any tax advice to DeBoer and is not making any representation or warranty regarding the tax consequences of this Agreement.

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IN WITNESS WHEREOF, the parties have signed this Amendment on the above date.

DEBOER:

Sidney B. DeBoer

LITHIA MOTORS, INC.

By:
Chris Holzshu, Executive Vice President